PROSPECTUS                 Pricing Supplement No. 2660
Dated January 10, 1995     Dated December 15, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                (Redeemable Step Up Coupon Notes)

Principal Amount:  US$25,000,000

Trade Date:  December 15, 1995

Settlement Date (Original Issue Date):  December 20, 1995

Maturity Date:   December 20, 2010 (unless earlier redeemed as
described under "Additional Terms--Optional Redemption" below.)

Price to Public (Issue Price): 100%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$25,000,000

Interest:

  Interest Rate: The Notes will pay interest at the rate of 6.50% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on December 20, 1996; thereafter, the interest rate on the Notes will reset annually on each December 20 in accordance with the schedule set forth under "Additional Terms--Interest" below.

  Interest Payment Period:
  __ Annual    __ Semi-Annual    X  Monthly    __ Quarterly

  Interest Payment Dates:
  Monthly, commencing January 20, 1996 up to and including the Maturity Date unless earlier redeemed (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date being referred to as an "Interest Payment Period"). See "Additional Terms--Interest" below.


POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS" HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT

                                             Page 2
                       Pricing Supplement No. 2660
                       Dated December 15, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723


Repayment, Redemption and Acceleration:

Initial Redemption Date:  December 20, 1996 (See  "Additional
Terms--Redemption" below)
Initial Redemption Percentage:100%
Optional Repayment Date:  Not applicable ("N/A")

Form of Notes:
  X  DTC registered
  __ non-DTC registered

The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

  Amount of OID: N/A
  Interest Accrual Date: N/A
  Yield to Maturity: N/A
  Initial Accrual Period OID: N/A

Amortizing Notes:

  Amortization Schedule: N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  Interest on the Notes will accrue from December 20, 1995 and will be payable in U.S. dollars monthly, commencing January 20, 1996 up to and including the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Accrued interest on the Notes for each Interest Payment Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date within any twelve-month period identified below will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

                                             Page 3
                       Pricing Supplement No. 2660
                       Dated December 15, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



  The interest rate on the Notes will be equal to 6.50% per annum from and including the Original Issue Date up to but excluding
  December 20, 1996. Thereafter, the interest rate will be subject to adjustment annually on each December 20 in accordance with the following schedule:

          Interest Period                    Interest Rate
                                             (per annum)

     December 20, 1996 to December 19, 1997    6.55%
     December 20, 1997 to December 19, 1998    6.60%
     December 20, 1998 to December 19, 1999    6.65%
     December 20, 1999 to December 19, 2000    6.70%
     December 20, 2000 to December 19, 2001    6.75%
     December 20, 2001 to December 19, 2002    6.80%
     December 20, 2002 to December 19, 2003    6.85%
     December 20, 2003 to December 19, 2004    6.90%
     December 20, 2004 to December 19, 2005    6.95%
     December 20, 2005 to December 19, 2006    7.00%
     December 20, 2006 to December 19, 2007    7.25%
     December 20, 2007 to December 19, 2008    7.50%
     December 20, 2008 to December 19, 2009    7.75%
     December 20, 2009 to December 19, 2010    8.00%

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on December 20, 1996 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

Certain Investment Considerations:

  Prospective purchasers of the Notes should be aware that the Notes will pay interest at fixed rates that change annually starting on December 20, 1996 through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

                                             Page 4
                       Pricing Supplement No. 2660
                       Dated December 15, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723




Plan of Distribution:

  The Notes are being purchased by Morgan Stanley & Co.
  Incorporated (hereinafter referred to as the "Underwriter") as principal at a purchase price of 100% of the aggregate principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.